Exhibit 3.13

CERTIFICATE OF FORMATION

OF

MONT ROYAL, L.L.C.

1. The name of the limited liability company is MONT ROYAL, L.L.C.

2. The address of its registered office in the Start of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of MONT ROYAL, LLC 17th day of November, 1998.

John J. Horgan, Jr.
Organizer

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:00 PM 11/17/1998 981444737 - 2967827

Certificate of Amendment to Certificate of Formation

of

MONT ROYAL, L.L.C.

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is:

MONT ROYAL, L.L.C.

2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.”

Executed on March 14, 2006

Name: Keith S. Harbison, Manager
Title: Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS DELIVERED 02:06 PM 03/17/2006 FILED 01:06 PM 03/17/1998 SRV 060259703 - 2967827 FILE	DE LL. D-:CERTIRCATE OF AMENDMENT TO CERTIFICATE OF FORMATION 01/98 (#3048)